EXHIBIT 5.1

February 5, 2018

Dermira, Inc.

275 Middlefield Road, Suite 150

Menlo Park, California 94025

Ladies and Gentlemen:

As counsel to Dermira, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about February 5, 2018 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,289,877 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards granted or to be granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), (b) pursuant to purchase rights to acquire shares of Common Stock granted or to be granted under the Company’s 2014 Employee Stock Purchase Plan (the “Purchase Plan”) and (c) upon the exercise or settlement of awards granted or to be granted under the Company’s 2018 Equity Inducement Plan (the “Inducement Plan”). The awards granted under the Inducement Plan are granted by the Company pursuant to Nasdaq Listing Rule 5635(c)(4) to selected employees of the Company as a material inducement to such employees to become, and remain, employees of the Company. The 2014 Plan, the Purchase Plan and the Inducement Plan are collectively referred to in this letter as the “Plans.” At your request we are providing this letter, to express our opinion on the matters set forth below (“our opinion”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of the Company’s current certificate of incorporation and bylaws, as amended (collectively, the “Charter Documents”), the Plans, the Registration Statement and the exhibits thereto; certain corporate proceedings of the Company’s board of directors, committees of the board of directors and stockholders relating to adoption or approval of the Charter Documents, the Plans, the reservation of the Shares for sale and issuance pursuant to the Plans, the filing of the Registration Statement and the registration of the Shares under the Securities Act; and documents (including a certificate from the Company’s transfer agent) regarding the Company’s outstanding and reserved capital stock and other securities, and such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the

Dermira, Inc.

February 5, 2018

interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Secretary of State of the State of Delaware and representations and certifications made to us by the Company, including, without limitation, representations in an Opinion Certificate addressed to us of even date herewith, that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law now in effect. We express no opinion with respect to the securities or “blue sky” laws of any state.

Based upon, and subject to, the foregoing, it is our opinion that when the 3,289,877 shares of Common Stock that may be issued and sold by the Company (a) upon the exercise or settlement of awards granted or to be granted under the 2014 Plan, (b) pursuant to purchase rights granted or to be granted under the Purchase Plan and (c) upon the exercise or settlement of the awards granted or to be granted under the Inducement Plan, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including, without limitation, payment and authorization provisions) of the applicable Plan and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.

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Dermira, Inc.

February 5, 2018

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Michael A. Brown
Michael A. Brown, a Partner